                               EXHIBIT 4(f)

                                 NBD Bank
                            611 Woodward Avenue
                          Detroit, Michigan 48226



                              August 28, 1998




Hastings Manufacturing Company
325 North Hanover
Hastings, Michigan 49058
Attention:  Mr. Thomas J. Bellgraph, Treasurer

     Re: $6,600,000 TERM LOAN AND $3,000,000 CREDIT AUTHORIZATION TO MAKE REVOLVING CREDIT LOANS AND ISSUE LETTERS OF CREDIT

Gentlemen:

     This Amended and Restated Letter Agreement (this "Agreement") contains the terms and conditions under which NBD Bank, a Michigan banking corporation (the "Bank"), may, in its sole discretion, make loans to and issue commercial and standby letters of credit for the benefit of Hastings Manufacturing Company, a Michigan corporation (the "Company").

     This Agreement is intended to amend and restate that certain Letter Agreement dated May 31, 1994, as amended by First Amendment to Letter Agreement dated as of May 2, 1995, Second Amendment to Letter Agreement dated as of September 30, 1995, Third Amendment to Letter Agreement dated as of May 31, 1996, Fourth Amendment to Credit Agreement dated as of May 31, 1996 and Fifth Amendment to Letter Agreement dated as of May 31, 1998, each by and between the Company and the Bank.

     1. DEFINITIONS. As used herein the following terms shall have the following respective meanings:

     "ADVANCES" shall mean the Revolving Credit Loans and the Letter of Credit Advances made or issued under this Agreement.

     "APPLICABLE MARGIN" shall mean, with the respect to any Eurodollar Rate Loan, Floating Rate Loan, commitment fees payable under paragraph 4 or standby letter of credit fees payable pursuant to paragraph 3(d), as the case may be, the applicable margin set forth in the table below based on the Funded Debt Ratio and the ratio of Total Liabilities to Tangible Net Worth, as adjusted on the first day of each fiscal quarter based on each

Hastings Manufacturing Company
August 28, 1998
Page 2

such ratio as of the last day of the fiscal quarter immediately preceding such fiscal quarter, commencing with the fiscal quarter ending September 30, 1998, PROVIDED that the Applicable Margin in effect on the first day of any Eurodollar Interest Period for any Eurodollar Rate Loan shall remain in effect for the entire Eurodollar Interest Period and, notwithstanding anything herein to the contrary, upon or during the continuance of any Event of Default the Applicable Margin shall be based on the highest possible Applicable Margin described in the table below, regardless of the Funded Debt Ratio or the ratio of Total Liabilities to Tangible Net Worth:

                                          APPLICABLE MARGIN          OTHER FEES
--------------------------------------------------------------------------------------
FUNDED DEBT             TOTAL             PRIME     LIBOR        COMMIT-    STANDBY
TO EBITDA               LIABILITIES TO                           MENT FEE   LETTER OF
                        TANGIBLES NET                                       CREDIT
                        WORTH                                               COMMISSION
--------------------------------------------------------------------------------------
>2.50: 1.00    or       >1.90: 1.00       0 b.p.    200 b.p.     25 b.p.    200 b.p.
>1.40: 1.00    or       >1.40: 1.00       0 b.p.    175 b.p.     25 b.p.    175 b.p.
<1.40: 1.00    and      <1.40: 1.00       0 b.p.    150 b.p.     25 b.p.    150 b.p.

The middle tier set forth in the table above shall apply through and including September 30, 1998, until adjusted as provided above.

     "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which the Bank is not open to the public for carrying on substantially all of its banking functions.

     "CAPITAL LEASE" of any person shall mean any lease which, in accordance with generally accepted accounting principles, is or should be capitalized on the books of such person.

     "CHANGE OF CONTROL" shall mean the following event: any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (i) acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company or (ii) obtain the power (whether or not exercised) to elect a majority of the Company's directors.

Hastings Manufacturing Company
August 28, 1998
Page 3

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

     "CONSOLIDATED" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

     "CONTINGENT LIABILITIES" of any person shall mean, as of any date, all obligations of such person or of others for which such person is contingently liable, as obligor, guarantor, surety, accommodation party, partner or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of any letters of credit, surety bonds or similar obligations (including, without limitation, bankers acceptances) and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

     "CUMULATIVE NET INCOME" of any person shall mean, as of any date, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) for the period commencing on the specified date through the end of the most recently completed fiscal year of such person (but without reduction for any net loss incurred for any fiscal year during such period), taken as one accounting period, all as determined in accordance with generally accepted accounting principles.

     "DEBT SERVICE COVERAGE RATIO" shall mean, for any period, the ratio of
(i) Cumulative Net Income plus all amounts deducted in determining such Cumulative Net Income on account of (a) Interest Expense and (b) income taxes and the State of Michigan single business tax to (ii) Interest Expense plus the current portion of Funded Debt, commencing June 30, 1998 for the four consecutive fiscal quarters most recently ended of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

     "DEFAULT" shall mean any event or condition which might become an Event of Default with notice or lapse of time or both.

     "DOLLARS" and "$" shall mean the lawful money of the United States of America.

Hastings Manufacturing Company
August 28, 1998
Page 4

     "EBITDA" shall mean, for any period, Cumulative Net Income for such period plus all amounts deducted in determining such Cumulative Net Income on account of (a) Interest Expense and (b) income taxes and the State of Michigan single business tax, and (c) depreciation and amortization expense, all as determined for the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

     "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) which, together with the Company, would be treated as a single employer under Section 414 of the Code and the regulations promulgated thereunder.

     "EURODOLLAR BUSINESS DAY" shall mean, with respect to any Eurodollar Rate Loan, a day which is both a Business Day and a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "EURODOLLAR INTEREST PERIOD" shall mean, with respect to any Eurodollar Rate Loan, the period commencing on the day such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan and ending on the day which is one, two, three or six months thereafter (or such other period as may be agreed to by the Bank), as the Company may elect under paragraph 6, and each subsequent period commencing on the last day of the immediately preceding Eurodollar Interest Period and ending on the day which is one, two, three or six months thereafter (or such other period as may be agreed to by the Bank), as the Company may elect under paragraph 6, PROVIDED, HOWEVER, that (a) any Eurodollar Interest Period which commences on the last Eurodollar Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Eurodollar Business Day of the appropriate subsequent calendar month, (b) each Eurodollar Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day or, if such next succeeding Eurodollar Business Day falls in the next succeeding calendar month, on the next preceding Eurodollar Business Day, and (c) no Eurodollar Interest Period shall be permitted which would end after Maturity Date A with respect to any Revolving Credit Loan or Maturity Date B with respect to the Term Loan.

     "EURODOLLAR RATE" shall mean, with respect to any Eurodollar Rate
Loan and the related Eurodollar Interest Period, the per annum rate that is equal to the sum of the Applicable Margin plus the rate per annum obtained by dividing (A) the per annum rate of interest at which deposits in Dollars

Hastings Manufacturing Company
August 28, 1998
Page 5

for such Eurodollar Interest Period and in an aggregate amount comparable to the amount of such Eurodollar Rate Loan to be made by the Bank are offered to the Bank by other prime banks in the London interbank market at approximately 11:00 a.m. London time on the second Eurodollar Business Day prior to the first day of such Eurodollar Interest Period by (B) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that are specified on the first day of such Eurodollar Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System; all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of one one-hundredth of one percent (1/100 of 1%).

     "EURODOLLAR RATE LOAN" shall mean any Loan which bears interest at the Eurodollar Rate.

     "EVENT OF DEFAULT" shall mean any of the events or conditions described in paragraph 13 of this Agreement.

     "FEDERAL FUNDS RATE" shall mean the per annum rate of interest established and announced by the Bank from time to time as the opening federal funds rate paid by the Bank in its regional federal funds market for overnight borrowings from other banks, which Federal Funds Rate shall change simultaneously with any change in such announced rate.

     "FLOATING RATE" shall mean the per annum rate equal to the sum of the Applicable Margin plus the greater of (i) the sum of (a) one percent (1%) per annum plus (b) the Federal Funds Rate in effect from time to time, or
(ii) the Prime Rate in effect from time to time; which Floating Rate shall change simultaneously with any change in such Federal Funds Rate or Prime Rate, as the case may be.

     "FLOATING RATE LOAN" shall mean any Loan which bears interest at the Floating Rate.

     "FUNDED DEBT" of any person, as of any date, shall mean: (a) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capital Lease obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have

Hastings Manufacturing Company
August 28, 1998
Page 6

been assumed; (c) all reimbursement obligations under outstanding letters of credit in respect of drafts which (i) may be presented or (ii) have been presented and have not yet been paid, and (d) all Contingent Liabilities relating to any of the obligations of others similar in character to those described in the foregoing clauses (a) through (c).

     "FUNDED DEBT RATIO" shall mean, as of any date, the ratio of (a) Funded Debt as of such date to (b) EBITDA, commencing June 30, 1998 for the four consecutive fiscal quarters most recently ended of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles.

     "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall mean generally accepted accounting principles applied on a basis consistent with that reflected in the most recent financial statements of the Company submitted to the Bank prior to the date hereof.

     "GUARANTY" shall mean each guaranty agreement from time to time entered into by any Guarantor for the benefit of the Bank pursuant to this Agreement in substantially the form of Exhibit C hereto.

     "GUARANTOR" shall mean each Subsidiary of the Company.

     "INDEBTEDNESS" of any person shall mean, as of any date, (a) all obligations of such person for borrowed money, (b) all obligations of such person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such person whether or not the obligation secured thereby shall have been assumed by such person, (d) the unpaid purchase price for goods, property or services acquired by such person, except for trade accounts payable arising in the ordinary course of business that are not past due, (e) all obligations of such person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as "take or pay contracts"), (f) all liabilities of such person in respect of unfunded benefit liabilities under any plan of such person or of any member of a controlled group of which such person is a member, (g) all obligations of such person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such person upon termination for any reason on the date of determination), except any such obligations arising under any interest rate or currency swap, rate cap or other similar transaction entered into by and between such person and the Bank, and (h) all obligations of others similar in character to those described in clauses (a) through (g) of this definition for which such person is contingently liable, as obligor, guarantor, surety

Hastings Manufacturing Company
August 28, 1998
Page 7

or in any other capacity, or in respect of which obligations such person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such person in respect of letters of credit, surety bonds or similar obligations and all obligations of such person to advance funds to, or to purchase assets, property or services from, any other person in order to maintain the financial condition of such other person.

     "INTEREST EXPENSE" shall mean, for any period, total interest and related expense (including, without limitation, that portion of any Capitalized Lease obligation attributable to interest expense in conformity with generally accepted accounting principles, amortization of debt discount, all capitalized interest, the interest portion of any deferred payment obligations, all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, the net costs and net payments under any interest rate hedging, cap or similar agreement or arrangement, prepayment charges, agency fees, administrative fees, commitment fees and capitalized transaction costs allocated to interest expense) and all dividends and other distributions on any preferred capital stock of the Company paid, payable or accrued during such period, without duplication for any period, with respect to all outstanding Indebtedness of the Company and its Subsidiaries, all as determined for the Company and its Subsidiaries on a consolidated basis for such period in accordance with generally accepted accounting principles.

     "INTEREST PAYMENT DATE" shall mean, (a) with respect to any Negotiated Rate Loan, the last day of each Negotiated Interest Period with respect to such Negotiated Rate Loan, (b) with respect to any Eurodollar Rate Loan, the last day of each Eurodollar Interest Period with respect to such Eurodollar Rate Loan, in either case of any Interest Period exceeding ninety days, those days that occur during such Interest Period at intervals of ninety days after the first day of such Interest Period, and (c) in all other cases, the last Business Day of each March, June, September and December occurring after the date hereof, commencing with the first such Business Day occurring after the date of this Agreement.

     "INTEREST PERIOD" shall mean any Eurodollar Interest Period or Negotiated Interest Period.

     "LETTER OF CREDIT" shall mean a standby or commercial letter of credit having a stated expiry date not later than one year from the date of issuance thereof, issued on or prior to Maturity Date A by the Bank for the account of the Company under an application and related documentation acceptable to the Bank requiring, among other things, immediate

Hastings Manufacturing Company
August 28, 1998
Page 8

reimbursement by the Company to the Bank in respect of all drafts or other demand for payment honored thereunder and all expenses paid or incurred by the Bank relative thereto.

     "LETTER OF CREDIT ADVANCE" shall mean any issuance of any Letter of Credit under paragraph 2.

     "LETTER OF CREDIT DOCUMENTS" shall have the meaning ascribed thereto in paragraph 3.

     "LIEN" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, conditional sale or title retaining contract, sale and leaseback transaction, financing statement filing, lessor's or lessee's interest under any lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

     "LOAN" shall mean any Revolving Credit Loan or Term Loan.

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries on a consolidated basis, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement or any Note, or (c) the validity of enforceability of this Agreement or any Note or the rights or remedies of the Bank under this Agreement or any Note.

     "MATURITY DATE A" shall mean the earlier to occur of (a) May 31, 2000, and (b) the date on which the Advances shall be due and payable pursuant to paragraph 13 of this Agreement.

     "MATURITY DATE B" shall mean the earlier to occur of (a) June 30, 2003, and (b) the date on which the Term Loan shall be due and payable pursuant to paragraph 13 of this Agreement.

     "MAXIMUM AMOUNT" shall mean the maximum amount of the Advances that may be made hereunder pursuant to paragraph 2(a), which shall be $3,000,000 as such amount may be amended from time to time.

     "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

     "NEGOTIATED INTEREST PERIOD" shall mean with respect to any Negotiated Rate Loan, the period commencing on the date such Negotiated Rate Loan is made or converted to a Negotiated Rate Loan and ending on the date agreed upon between the Company and the Bank at the time such

Hastings Manufacturing Company
August 28, 1998
Page 9

Negotiated Rate Loan is made, and each subsequent period commencing on the last day of the immediately preceding Negotiated Interest Period and ending on the date agreed upon between the Company and the Bank at the time such Negotiated Rate Loan is elected to be continued as a Negotiated Rate Loan by the Company under paragraph 6 of this Agreement, PROVIDED, HOWEVER, that no Negotiated Interest Period which would end after Maturity Date A with respect to any Revolving Credit Loan or Maturity Date B with respect to the Term Loan shall be permitted.

     "NEGOTIATED RATE" shall mean, with respect to any Negotiated Rate Loan, the rate per annum agreed upon between the Company and the Bank at the time such Negotiated Rate Loan is made.

     "NEGOTIATED RATE LOAN" shall mean any Loan which bears interest at the Negotiated Rate.

     "NOTE" shall mean any Revolving Credit Note or Term Note.

     "OVERDUE RATE" shall mean, (a) in respect of principal of Floating Rate Loans or any other amount payable by the Company hereunder (other than interest and indebtedness described in clause (b) of this definition), an interest rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate, and (b) in respect of principal of Negotiated Rate Loans or Eurodollar Rate Loans, an interest rate per annum that is equal to the sum of three percent (3%) per annum plus the per annum rate in effect thereon until the end of the then current Interest Period for such Loan and, thereafter, an interest rate per annum that is equal to the sum of three percent (3%) per annum plus the Floating Rate.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "PERMITTED LIENS" shall mean Liens permitted by paragraph 10(e) of this Agreement.

     "PERSON" shall include an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

     "PLAN" shall mean any pension plan (including a Multiemployer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by the Company or any ERISA Affiliate.

Hastings Manufacturing Company
August 28, 1998
Page 10

     "PRIME RATE" shall mean the per annum rate of interest announced by the Bank from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

     "PROHIBITED TRANSACTION" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERJSA or Section 4975 of the Code and to which no statutory or administrative exemption applies.

     "REPORTABLE EVENT" shall mean a reportable event with respect to any Plan as described in Section 4043(c) of ERISA, excluding those events as to which the thirty (30) day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

     "REVOLVING CREDIT FACILITY" shall mean the credit facility described in paragraph 2(a).

     "REVOLVING CREDIT LOAN" shall mean any loan pursuant to paragraph
2(a).

     "REVOLVING CREDIT NOTE" shall mean the master promissory note of the Company evidencing a Revolving Credit Loan, in substantially the form annexed hereto as EXHIBIT A, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "SUBSIDIARY" of any person shall mean any other person (whether now existing or hereafter organized or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof. Unless otherwise specified, reference to "Subsidiary" shall mean a Subsidiary of the Company.

     "SWAP AGREEMENT" shall mean the swap agreement dated as of even date herewith by and between the Company and the Bank, as the same may hereafter be amended or modified from time to time.

     "TANGIBLE NET WORTH" of any person shall mean, as of any date, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained

Hastings Manufacturing Company
August 28, 1998
Page 11

earnings of such person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under generally accepted accounting principles.

     "TERM LOAN" shall mean the term loan issued pursuant to paragraph
2(b).

     "TERM NOTE" shall mean the promissory note of the Company evidencing the Term Loan, in substantially the form annexed hereto as EXHIBIT B, as amended or modified from time to time and together with any promissory note or notes issued in exchange or replacement therefor.

     "TOTAL LIABILITIES" of any person shall mean, as of any date, all obligations which, in accordance with generally accepted accounting principles, are or should be classified as liabilities on a balance sheet of such person.

     2.   LOANS AND ADVANCES.

          (a) REVOLVING CREDIT LOANS AND ADVANCES. The Bank may, in its sole and uncontrolled discretion, make Revolving Credit Loans to the Company or issue Letters of Credit for the benefit of the Company. The aggregate outstanding principal amount of Advances made by the Bank to the Company hereunder shall not at any time exceed the Maximum Amount. The aggregate stated amount of Letter of Credit Advances issued by the Bank for the benefit of the Company under this Agreement shall not at any time exceed One Million Dollars ($1,000,000). The Revolving Credit Loans shall be evidenced by Revolving Credit Notes, payable on demand by the Bank but no later than Maturity Date A, with interest payable prior to maturity (whether by demand or otherwise) on demand by the Bank but no later than each Interest Payment Date and at maturity (whether by demand or otherwise) at the Negotiated Rate, the Eurodollar Rate or the Floating Rate, as elected by the Company hereunder and during such periods as may be permitted hereunder, and after maturity (whether by demand or otherwise) on demand at the Overdue Rate. The Letter of Credit Advances, if not promptly reimbursed pursuant to paragraph 3 hereof, shall bear interest on demand at the Overdue Rate. All Negotiated Rate Loans shall be in the minimum amount of $500,000 and in integral multiples of $100,000, all Eurodollar Rate Loans shall be in the minimum amount of $1,000,000 and in integral

Hastings Manufacturing Company
August 28, 1998
Page 12

multiples of $100,000, and all Floating Rate Loans shall be in the minimum amount of $50,000 and in integral multiples thereof. All Letter of Credit Advances shall be in a minimum amount of $50,000.

          (b) TERM LOAN. The Bank agrees to make a term loan to the Company in the amount of Six Million Six Hundred Thousand Dollars ($6,600,000). The Term Loan shall be evidenced by the Term Note, and, unless earlier payment is required under this Agreement, shall be payable in equal quarterly principal payments of $330,000, plus interest (at the Negotiated Rate, the Eurodollar Rate or the Floating Rate, as elected by the Company hereunder and during such periods as may be permitted hereunder, and after maturity, whether by demand or otherwise on demand at the Overdue Rate).

          (c) PREPAYMENT OF LOANS. The Company may at any time and from time to time prepay all or a portion of the Eurodollar Rate Loans or Floating Rate Loans, without premium or penalty, PROVIDED that (i) the Company may not prepay any portion of any such Loan as to which an election for a continuation of or a conversion to a Eurodollar Rate Loan is pending pursuant to this paragraph 2, and (ii) unless earlier payment is required under this Agreement, any Eurodollar Rate Loan or Negotiated Rate Loan may only be prepaid on the last day of the then current Interest Period with respect to such Loan. Upon the giving of such notice, the aggregate principal amount of such Loan or portion thereof so specified in such notice, together with such accrued interest and other amounts, shall become due and payable on the specified prepayment date.

     3.   LETTER OF CREDIT ADVANCES: REIMBURSEMENT PAYMENTS.

          (a) The Company agrees to pay to the Bank, on the day on which the Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all expenses paid or incurred by the Bank relative thereto. Unless the Company shall have made such payment to the Bank an such day, upon each such payment by the Bank, the Bank shall be deemed to have disbursed to the Company, and the Company shall be deemed to have elected to satisfy its reimbursement obligation by, a Loan bearing interest at the Floating Rate in an amount equal to the amount so paid by the Bank in respect of such draft or other demand under such Letter of Credit. Such Loan shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Loan set forth in paragraph 8 hereof and, to the extent of the Loan so disbursed, the reimbursement obligation of the Company under this paragraph 3 shall be deemed satisfied.

Hastings Manufacturing Company
August 28, 1998
Page 13

          (b) The reimbursement obligation of the Company under this paragraph 3 shall be absolute, unconditional and irrevocable and shall remain in fall force and effect until all obligations of the Company to the Bank hereunder shall have been satisfied, and such obligations of the Company shall not be affected, modified or impaired upon the happening of any event, including without limitation, any of the following, whether or not with notice to, or the consent of, the Company:

               (i) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

               (ii) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

              (iii) The existence of any claim, setoff, defense or other right which the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting) Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

               (iv) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (v) Payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

               (vi) Any failure, omission, delay or lack on the part of the Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Bank or any such party under this Agreement or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Bank or any such party;

Hastings Manufacturing Company
August 28, 1998
Page 14

               (vii) Any other event or circumstance that would, in the absence of this clause, result in the release or discharge by operation of law or otherwise of the Company from the performance or observance of any obligation, covenant or agreement contained in this paragraph 3.

          (c) No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Company has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Company against the Bank.

          (d) On or before the date of issuance of any Letter of Credit, the Company agrees to pay to the Bank a fee computed: (i) at a rate equal to the Applicable Margin of the maximum amount available to be drawn from time to time under such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the stated expiry date of such Letter of Credit, in the case of standby letters of credit, and (ii) at a rate to be agreed upon between the Bank and the Company in the case of commercial letters of credit. Such fees are non-refundable and the Company shall not be entitled to any rebate of any portion thereof if such Letter of Credit does not remain outstanding through its stated expiry date or for any other reason. The Company further agrees to pay to the Bank, on demand, such other customary administrative fees, charges and expenses of the Bank in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

     4. COMMITMENT FEE. The Company agrees to pay to the Bank a commitment fee on the daily average unused amount of the Revolving Credit Facility (calculated on a 360-day basis), at a rate equal to the Applicable Margin. Accrued commitment fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such Business Day occurring after the date of this Agreement, and on Maturity Date A.

     5. REQUEST FOR ADVANCES. The Company shall give the Bank a written request, or a verbal request followed immediately by a written request, for each requested Revolving Credit Loan not later than 11:00 a.m. Detroit time, on the date such Advance is requested to be made in the case of any requested Revolving Credit Loan, and three Business Days prior to the date such Advance is requested to be made in the case of any requested Letter of Credit Advance, which notice shall specify whether a Negotiated Rate Loan, Eurodollar Rate Loan, Floating Rate Loan or Letter of Credit Advance is

Hastings Manufacturing Company
August 28, 1998
Page 15

requested and, in the case of each requested Negotiated Rate Loan or Eurodollar Rate Loan, the Interest Period to be initially applicable to such Revolving Credit Loan.

     6. CONTINUATION AND CONVERSION OF LOANS. The Company may elect, subject to the Bank's approval in its sole discretion, to continue a Negotiated Rate Loan as a Negotiated Rate Loan or may elect to convert a Floating Rate Loan to a Negotiated Rate Loan or a Eurodollar Rate Loan, or may elect to convert a Negotiated Rate Loan to a Floating Rate Loan or a Eurodollar Rate Loan, or may elect to convert a Eurodollar Rate Loan to a Negotiated Rate Loan or a Floating Rate Loan, in each case by giving written request therefor, or a verbal request followed immediately by a written request, not later than 11:00 a.m. Detroit time on the date such continuation or conversion is requested, PROVIDED that an outstanding Negotiated Rate Loan or Eurodollar Rate Loan may only be continued on the last day of the then-current Interest Period with respect to such Loan and PROVIDED, FURTHER, if a continuation of a Loan as, or conversion of a Loan to, a Negotiated Rate Loan or a Eurodollar Rate Loan is requested, such request shall also specify the applicable Interest Period to be applicable thereto. If the Company shall not deliver such a notice with respect to any Negotiated Rate Loan or Eurodollar Rate Loan, the Company shall be deemed to have elected to convert such Loan on the last day of the then current Negotiated Interest Period with respect to such Negotiated Rate Loan, or on the last day of the then current Eurodollar Interest Period with respect to such Eurodollar Rate Loan, to a Floating Rate Loan.

     7. INCREASED COSTS; LIMITATIONS ON REQUESTS. The Company agrees that (a) in the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect (including without limitation the Federal Deposit Insurance Act) and whether or not presently applicable to the Bank, or any interpretation or administration thereof by any governmental authority or compliance by the Bank with any guideline, request or directive of any such authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to the Bank of any amounts payable by the Company pursuant to this Agreement, (ii) impose, modify or deem applicable any insurance assessment or reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (iii) affect the amount of capital required or expected to be maintained by the Bank or its parent bank holding company, the Company shall pay to the Bank, from time to time upon request of the Bank, additional amounts sufficient to compensate the Bank for such increased costs or reduced sum receivable related thereto,
(b) the Company shall indemnify the Bank for any and all losses the Bank may incur if the Company makes any payment of principal with respect to any Negotiated Rate Loan on any date other than the last day of an Negotiated Interest Period applicable thereto or if the Company fails to borrow any

Hastings Manufacturing Company
August 28, 1998
Page 16

Negotiated Rate Loan after notice requesting such Loan has been given to the Bank, and (c) the Company shall indemnify the Bank for any and all losses the Bank may incur if the Company makes any payment of principal with respect to any Eurodollar Rate Loan on any date other than the last day of an Eurodollar Interest Period applicable thereto or if the Company fails to borrow any Eurodollar Rate Loan after notice requesting such Loan has been given to the Bank. A detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes absent manifest error in computation. The Company further agrees that it may not elect the Negotiated Rate if it is impracticable, unlawful or impossible for any reason for the Bank to make or maintain a Negotiated Rate Loan and, if it is unlawful or impossible for the Bank to maintain an outstanding Negotiated Rate Loan, such Loan shall be immediately due and payable, together with accrued interest and any amount specified in paragraph 7(b) hereof, on the last day of the then current Negotiated Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day or immediately if the Bank may not continue to maintain such Loan to such day.

     8. CONDITIONS OF LOANS. Prior to or simultaneously with its first request for an Advance hereunder, the Company shall furnish to the Bank the following documents, each in form and substance satisfactory to the Bank:

          (a) Certified copies of such corporate documents of the Company, including those evidencing necessary corporate action with respect to this Agreement, any Note and the Advances hereunder, as the Bank shall request.

          (b)  The Revolving Credit Note and the Term Note.

          (c) An opinion of counsel to the Company, in form and substance satisfactory to the Bank, with respect to the matters set forth in subparagraphs (a) through (e) of paragraph 11 of this Agreement and such other matters as the Bank may request.

          (d) Payment of any fees due as of the date of this Agreement, including without limitation a closing fee in the amount of $5,000.

          (e) Certified copies of such corporate documents and resolutions as requested by the Bank.

          (f)  A Guaranty executed by each Guarantor.

          (g)  Such other documents and agreements requested by the Bank.

Hastings Manufacturing Company
August 28, 1998
Page 17

     In addition to the above subparagraphs (a)-(d), no Advance shall be made under this Agreement if any of the representations and warranties contained in this Agreement are not true and correct as of the date on which such Advance is made or requested to be made or if any Default or Event of Default shall exist or shall have occurred and be continuing on the date such Advance is made or requested to be made. A request for Advance by the Company shall be deemed to be a representation that the conditions in this paragraph have been satisfied.

     9. AFFIRMATIVE COVENANTS. The Company covenants and agrees that, until Maturity Date B and thereafter until payment in fall of the principal of and accrued interest on each Note and the performance of all other obligations of the Company under this Agreement, unless the Bank shall otherwise consent in writing, it shall, and shall cause each of its Subsidiaries to:

          (a) PRESERVATION OF CORPORATE EXISTENCE, ETC. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under any environmental law), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

          (b) COMPLIANCE WITH LAWS, ETC. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority, whether federal, state, local or foreign (including without limitation ERISA, the Code and all federal, state and local environmental laws, regulations and orders), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

          (c) MAINTENANCE OF PROPERTIES, INSURANCE. Maintain, preserve and protect all property that is material to the conduct of the business of the Company or any of its Subsidiaries and keep such property in good repair, working order and condition and from time to time make, or cause to

Hastings Manufacturing Company
August 28, 1998
Page 18

be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any of any properties owned, occupied or controlled by it, in such amount as it shall reasonably deem necessary, and maintain such other insurance as may be required by law or as may be reasonably requested by the Bank for purposes of assuring compliance with this paragraph 9(c).

          (d)  REPORTING REQUIREMENTS.  Furnish to the Bank the following:

               (i) Promptly and in any event within three calendar days after becoming aware of the occurrence of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting the Company or any of its Subsidiaries, and any material developments therein, or (C) any development in the business or affairs of the Company or any of its Subsidiaries which has resulted in or which is likely in the reasonable judgment of the Company, to result in a material adverse change in the business, properties, operations or condition (financial or otherwise) of the Company or any of its Subsidiaries, a statement of the chief financial officer of the Company setting forth details of such Default or Event of Default or event or condition and the action which the Company or such Subsidiary, as the case may be, has taken and proposes to take with respect thereto;

               (ii) As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, retained earnings and changes in cash flow for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as

Hastings Manufacturing Company
August 28, 1998
Page 19

          having been prepared in accordance with generally accepted accounting principles, together with a certificate of the chief financial officer of the Company stating (A) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and
          (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with paragraph 10(a), (b), (c), (d), (h), (i) and (j) hereof is in conformity with the terms of this Agreement;

               (iii) As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in cash flow of the Company and its Subsidiaries for such fiscal year, with a customary audit report of BDO Seidman or other independent certified public accountants selected by the Company and acceptable to the Bank, without qualifications unacceptable to the Bank, together with a certificate of such accountants stating
          (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Default or Event of Default and, if such Default or Event of Default exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with paragraph 10(a), (b),
          (c), (d), (h), (i) and (j) hereof is in conformity with the terms of this Agreement;

               (iv) Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to or files with any of their respective security holders or any securities exchange or the Securities and Exchange Commission or any successor agency thereof; and

               (v) Promptly, such other information respecting the business, properties, operations or condition (financial or otherwise) of the Company or any of it Subsidiaries as Bank may from time to time reasonably request.

Hastings Manufacturing Company
August 28, 1998
Page 20

          (e) ACCOUNTING; ACCESS TO RECORDS, BOOKS, ETC. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with generally accepted accounting principles and to comply with the requirements of this Agreement and, at any reasonable time and from time to time, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective directors, officers, employees and independent auditors, and by this provision the Company does hereby authorize such persons to discuss such affairs, finances and accounts with the Bank.

     10. NEGATIVE COVENANTS. Until Maturity Date B and thereafter until payment in full of the principal of and accrued interest on any outstanding Note and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Bank shall otherwise consent in writing it shall not, and shall not permit any of its Subsidiaries to:

          (a) FUNDED DEBT RATIO. Permit or suffer the Funded Debt Ratio of the Company and its Subsidiaries to be greater than: (i) 2.80 to 1.00 at any time from and including the date hereof to but excluding December 31, 1998 or (ii) 2.50 to 1.00 from and including December 31, 1998 to but excluding December 31, 1999 or (iii) 2.00 to 1.00 thereafter.

          (b) DEBT SERVICE COVERAGE RATIO. Permit or suffer the Debt Service Coverage Ratio of the Company and its Subsidiaries to be less than 1.20:1.00 at any time.

          (c) TOTAL LIABILITIES TO TANGIBLE NET WORTH. Permit or suffer the ratio of the consolidated Total Liabilities of the Company and its Subsidiaries to the consolidated Tangible Net Worth of the Company and its Subsidiaries to be greater than 2.00 to 1.00 at any time.

          (d) INDEBTEDNESS. Create, incur, assume or in any manner become liable in respect of, or suffer to exist, any Indebtedness other than:

               (i)  The Advances;

               (ii) The Indebtedness described on SCHEDULE 10(D), having the same terms as those existing on the date of this Agreement, but no extension or renewal thereof shall be permitted;

               (iii) Indebtedness of any Subsidiary of the Company owing to the Company or to any other Subsidiary of the Company; and

Hastings Manufacturing Company
August 28, 1998
Page 21

               (iv) Indebtedness under lines of credit to other banks in an aggregate principal amount not to exceed $2,500,000 at any time.

          (e) LIENS. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of the Company or any of its Subsidiaries, other than:

               (i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

               (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not have a Material Adverse Effect and which constitute: (A) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which the Company or any of its Subsidiaries is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, (D) Liens securing taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment, and (E) pledges or deposits to secure public or statutory obligations of the Company or any of its Subsidiaries, or surety or customs bonds to which the Company or any of its Subsidiaries is a party; and

               (iii) Each Lien described in on SCHEDULE 10(E) may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted.

          (f) MERGER; ACQUISITIONS; ETC. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any person, or all or a substantial portion of the capital stock of or other ownership interest in any other person nor make any substantial change in the nature of its business; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect, nor enter into any joint venture or similar arrangement with any other person, PROVIDED, HOWEVER, that this paragraph 10(f) shall not prohibit any merger or acquisition if the Company shall be

Hastings Manufacturing Company
August 28, 1998
Page 22

the surviving or continuing corporation thereof and, immediately after such merger or acquisition, no Default or Event of Default shall exist or shall have occurred and be continuing.

          (g) DISPOSITION OF ASSETS, ETC. Sell, lease, license, transfer, assign or otherwise dispose of all or a substantial portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of transactions, other than inventory sold in the ordinary course of business upon customary credit terms and sales of scrap or obsolete material or equipment.

          (h) DIVIDENDS AND OTHER RESTRICTED PAYMENTS. Make, pay, declare or authorize any dividend, payment or other distribution in respect of any class of its capital stock or any dividend, payment or distribution in connection with the redemption, purchase, retirement or other acquisition, directly or indirectly, of any shares of its capital stock other than such dividends, payments or other distributions to the extent payable solely in shares of the capital stock of the Company, PROVIDED, HOWEVER, that, if no Default or Event of Default shall exist or shall have occurred and be continuing, the Company may make, pay, declare or authorize dividends, payments and other such distributions made after the date hereof which, in the aggregate, do not exceed the sum of (i) $2,000,000 at any time plus
(ii) beginning January 1, 1998, fifty percent (50%) of the consolidated Cumulative Net Income of the Company and its Subsidiaries. For purposes of this paragraph 10(h), "capital stock" shall include capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities.

          (i) INVESTMENTS, LOANS AND ADVANCES. Purchase or otherwise acquire any capital stock of or other ownership interest in, or debt securities of or other evidences of Indebtedness of, any other person; nor make any loan or advance of any of its funds or property or make any other extension of credit to, or make any investment or acquire any interest whatsoever in, any other person; nor incur any Material contingent liability, other than (i) extensions of trade credit made in the ordinary course of business on customary credit terms and commission, travel and similar advances made to officers and employees in the ordinary course of business, and (ii) amounts which do not exceed, in the aggregate, $1,000,000.

          (j) LEASES. Enter into, permit or suffer to remain outstanding any arrangement for the leasing of real or personal property, wherein the total annual liability for lease payments exceeds $750,000 in the aggregate for the Company and its Subsidiaries, excluding those lease obligations of the Company under the EDC bonds described on SCHEDULE 10(J).

Hastings Manufacturing Company
August 28, 1998
Page 23

          (k) NEGATIVE PLEDGE LIMITATION. Enter into any agreement with any person other than the Bank pursuant hereto which prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenue or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

     For purposes of this paragraph 10, compliance with the covenants shall be determined in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, that (i) the terms "Tangible Net Worth" and "Cumulative Net Income," as such terms are defined and used herein, shall exclude the one-time effect of the application of Statement of Financial Accounting Standard 106 ("SFAS 106") on the financial condition of the Company in an approximate amount of $11,209,000, (ii) the term "Total Liabilities," as such term is defined and used herein, shall exclude the amount shown on the balance sheet of the Company under the heading "Post-Retirement Benefit Obligation" or similar title evidencing the liability of the Company under SFAS 106, such excluded amount not to exceed the initial adjustment of $16,916,167 to "Post-Retirement Benefit Obligation," (iii) the amount shown on the balance sheet of the Company under the heading "Intangible Pension Asset" shall not be deemed as an intangible asset for purposes of the definition of "Tangible Net Worth," as such term is defined and used herein, so long as there is a relate, offsetting figure of the same or greater amount in the "Stockholder's Equity" section of the balance sheet of the Company under the heading "Pension Liabilities Adjustment" and (iv) in all other respects generally accepted accounting principles shall be construed to include the charges to income and other accounting adjustments required under SFAS 106 from and after the date of such initial one-time SFAS 106 adjustment.

     11. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Bank that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is duly qualified to do business and is in good standing in each additional jurisdiction where such qualification is necessary.

          (b) The execution, delivery and performance of this Agreement and by the Company and the issuance, delivery and performance of any Note by the Company are within its corporate powers, have been duly authorized by the Company, and are not in contravention of law or of the terms of its Articles of Incorporation or By-laws, or of any undertaking to which the Company is a party or by which it may be bound and do not result in any Lien (other than Permitted Liens).

Hastings Manufacturing Company
August 28, 1998
Page 24

          (c) This Agreement is, and any Note when issued will be, valid, binding and enforceable against the Company in accordance with the respective terms thereof.

          (d) No consent, approval or authorization of or declaration or filing with any governmental authority or any other person on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or any Note or the consummation of the transactions contemplated by this Agreement.

          (e) No litigation or governmental proceeding is pending or, to the knowledge of the officers of the Company, threatened against the Company which could have a Material Adverse Effect.

          (f) All financial statements famished by the Company to the Bank are complete and accurate in all material respects and present fairly the financial condition of the Company as of the dates of such statements and the results of its operations for the periods covered thereby, in accordance with generally accepted accounting principles, and there has been no material adverse change in the condition of the Company, financial or otherwise, since the date of the latest of such statements for the Company.

          (g) The Company is solvent, able to pay its Indebtedness (including Contingent Liabilities) as it matures, has capital sufficient to carry on its business and all business in which it is about to engage, and the present fair saleable value of its assets is greater than the amount of its Indebtedness (including Contingent Liabilities).

          (h) The Company is in compliance in all material respects with all laws, rules, regulations, orders or similar requirements of any federal, state or local governmental authority, including without limitation those relating to environmental matters.

          (i) Each of the representations and warranties in the Swap Agreement is true and correct in all respects as if made on and as of the date hereof

          (j) There exists no default, Event of Default or event or condition which, with notice or the lapse of time or both could become such a default or Event of Default, under the Swap Agreement.

Hastings Manufacturing Company
August 28, 1998
Page 25

     12. FEES. The Company shall pay all fees and other expenses incurred by the Bank in connection with this Agreement, including without limitation the fees and expenses of Dickinson Wright PLLC, counsel for the Bank, in connection with preparation of this Agreement and the documents required hereunder, and any modification, amendment, waiver or consent under this Agreement or any enforcement or protection of any of the Bank's rights under this Agreement.

     13. EVENTS OF DEFAULT. The Loans and all other indebtedness, obligations and liabilities of the Company to the Bank hereunder are payable upon demand, and the failure of the Company to make any payment demanded by the Bank immediately upon demand shall be deemed an Event of Default under this Agreement. In addition, each of the following shall also be deemed an Event of Default under this Agreement, and upon the occurrence of any of the following each Note and all accrued interest thereon and all other indebtedness, obligations and liabilities of the Company to the Bank shall be immediately due and payable, without notice or demand:

          (a) failure to make any payment when due (whether by demand or otherwise) of principal or failure to pay make any payment of interest on any Note or any other amount due under this Agreement within five days of the due date; or

          (b) any other default in the performance or observance of any term, covenant or agreement of the Company contained in this Agreement or any Note; or

          (c) any representation or warranty made by the Company herein or any statement or certificate furnished by the Company hereunder proves to be untrue in any material respect; or

          (d) failure to perform or observe any term, covenant or agreement contained in paragraph 10 hereof; or

          (e) the Company or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any other document, agreement or instrument now or hereafter evidencing any indebtedness, obligation or liability of any kind, beyond any period of grace provided with respect thereto, if the effect of such failure is to cause, or permit the holders of such indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such indebtedness to become due prior to its due date; or

Hastings Manufacturing Company
August 28, 1998
Page 26

          (f) the Company or any of its Subsidiaries becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors or consents to the appointment of a trustee or receiver for itself or for the greater part of its properties; or a trustee or receiver is appointed for the Company or any of its Subsidiaries without its consent; or bankruptcy, reorganization or liquidation proceedings are instituted by or against the Company or any of its Subsidiaries; or

          (g) the Company or any of its Subsidiaries shall suffer any money judgment not covered by insurance, writ or warrant of attachment or similar process involving an amount in excess of $100,000 in the aggregate, and shall not discharge, vacate, bond or stay the same within a period of thirty (30) days or, in any event, within ten (10) days of the date of any proposed sale thereunder; or

          (h) any of the following events shall occur, if such event could alone or in combination with any other such event or events have a Material Adverse Effect: a Reportable Event that results in or could result in material liability of the Company to the PBGC or to any Plan which could constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Plan or the filing by the Company or any ERISA Affiliate of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Company or any ERISA Affiliate shall fail to pay when due any material liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan; or any person engages in a Prohibited Transaction with respect to any Plan which results in or could result in material liability of the Company; or failure by the Company or any ERISA Affiliate to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that results in or could result in material liability of the Company to the PBGC or any Plan; or the withdrawal of the Company or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; or the Company or any ERISA Affiliate becomes an employer with respect to any Multiemployer Plan without the prior written consent of the Bank; or

          (i)  any Change of Control; or

          (j) any material adverse change in the business or financial condition of the Company or any of its Subsidiaries.

     14. SET-OFF. In addition to any rights and remedies of the Bank provided by law, the Bank shall have the right, without prior written notice to the Company, any such notice being expressly waived by the

Hastings Manufacturing Company
August 28, 1998
Page 27

Company to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as such Event of Default is continuing, to set off and apply against any obligations, whether matured or unmatured, of the Company to the Bank, any amount owing by the Bank to the Company, at or at any time after the happening of any of the above-mentioned events, and such right of set-off may be exercised by the Bank against the Company or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Company, or against anyone else claiming through or against the Company of such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance or service upon the Bank of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. The Bank agrees promptly to notify the Company after any set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     15. INTEREST LIMITATION. Notwithstanding any provision of this Agreement or any Note, in no event shall the amount of interest paid or agreed to be paid by the Company exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any Note, at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, IPSO FACTO, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the loans outstanding hereunder (whether or not then due and payable) and not for the payment of interest, or shall be refunded to the Company if such principal and all other obligations of the Company to the Bank have been irrevocably paid in full.

     16. NOTICES. All notices, demands, request and consents hereunder shall be in writing and shall be effective when received, except that any notice or demand which by any provision of this Agreement is required or provided to be given or served to or upon the Company shall be deemed to have been given or served for all purposes by being sent as registered mail, postage prepaid, addressed as follows: Hastings Manufacturing Company, 325 North Hanover, Hastings, Michigan 49058, Attention: Mr. Thomas
J. Bellgraph, Treasurer, or, if any other address shall at any time be designated by the Company in writing to the Bank, to such other address.

Hastings Manufacturing Company
August 28, 1998
Page 28

     17. PAYMENTS. All payments to be made by the Company hereunder shall be made in immediately available funds to the Bank at its banking office in Detroit, Michigan not later than 11:00 a.m. Detroit time on the date on which such payment shall become due, and all payments received after 11:00 a.m. shall be deemed received on the following Business Day.

     18. MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior agreements and understandings relating to the subject matter hereof. No amendment, modification or waiver of any provision of this Agreement nor any consent to a departure therefrom shall be effective unless the same shall be in writing and signed by the Company and the Bank. No failure of the Bank or of the holder of any Note in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Bank and those of the holder of any Note under this Agreement are cumulative and not exclusive of any rights or remedies which either of them may otherwise have. Except as set forth in paragraph 10 hereof, all financial terms used but not defined herein shall be interpreted in accordance with generally accepted accounting principles. All amounts due hereunder which are not paid when due (other than interest) shall bear interest at the Overdue Rate.

     19.  EXPENSES, INDEMNIFICATION

          (a) The Company agrees to pay, or reimburse the Bank for the payment of, on demand, (i) the reasonable fees and expenses of counsel to the Bank, including without limitation the fees and expenses of Dickinson Wright PLLC, in connection with the preparation, execution, delivery and administration of this Agreement and the Notes, and in connection with advising the Bank as to its rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or the Notes, or the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or the Notes or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, and (iv) all reasonable costs and expenses of the Bank (including reasonable fees and expenses of counsel) in

Hastings Manufacturing Company
August 28, 1998
Page 29

connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Bank from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit.

          (b) The Company hereby indemnifies and agrees to hold harmless the Bank, and its respective officers, directors, employees and agents, harmless from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Bank or any such person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and neither the Bank or any of its respective officers, directors, employees or agents shall be liable or responsible for: (i) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;
(ii) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; (iv) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or
(v) any other event or circumstance whatsoever arising in connection with any Letter of Credit; PROVIDED, HOWEVER, that the Company shall not be required to indemnify the Bank and such other persons, and the Bank shall be liable to the Company to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by the Company which were caused by (A) the Bank's wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit, or (B) the Bank's payment by the Bank to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of the Letter of Credit to the extent, but only to the extent, that such payment constitutes gross negligence of willful misconduct of the Bank. It is understood that in making any payment under a Letter of Credit the Bank will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary, and such reliance and payment against documents presented under a Letter of Credit substantially complying with the terms thereof shall not be deemed gross negligence or willful misconduct of the Bank in connection with such payment. It is further acknowledged and agreed that the Company may have rights against the beneficiary or others in connection with any Letter of

Hastings Manufacturing Company
August 28, 1998
Page 30

Credit with respect to which the Bank are alleged to be liable and it shall be a precondition of the assertion of any liability of the Bank under this paragraph 20 that the Company shall first have exhausted all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions.

     20. WAIVER OF JURY TRIAL. The Bank and the Company, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Bank nor the Company shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Bank or the Company except by a written instrument executed by both of them.

     21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

     22. BINDING EFFECT. This Agreement is, and the Notes to which the Company is a party when delivered hereunder will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

Hastings Manufacturing Company
August 28, 1998
Page 31

     Should the foregoing be agreeable to you, as it is to us, please indicate your agreement and acceptance by executing and returning the enclosed copy of this letter, whereupon this Agreement shall be effective as of the date of this letter.


                              Very truly yours,

                                   NBD BANK


                                   By /S/ THOMAS GAMM

                                        Its: Vice President-Corporate Banking

Agreed and accepted.

HASTINGS MANUFACTURING COMPANY


By /S/ THOMAS J. BELLGRAPH
     Its: Vice President - Finance

Dated: August 28, 1998